Exhibit 5
LAW OFFICES
THOMPSON, WELCH, SOROKO & GILBERT LLP
3950 CIVIC CENTER DRIVE
SUITE 300
SAN RAFAEL, CA  94903
(415)  448-5000
FACSIMILE
(415) 448-5010

SAN FRANCISCO OFFICE
(415) 262-1200
August 21, 2013

Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Re:	BioTime, Inc.
Registration Statement on Form S-3 (File No. 333-187710)

Ladies/Gentlemen:

We are counsel to BioTime, Inc. ("BioTime"), a California corporation, in connection with (a) the issuance of 8,000,000 common share purchase warrants (the “Warrants”) to be issued by BioTime to Asterias Biotherapeutics, Inc. (“Asterias”) pursuant to that certain Asset Contribution Agreement, dated January 4, 2013, by and among BioTime, Asterias, and Geron Corporation (the “Asset Contribution Agreement”), and (b) the issuance of up to 11,463,464 BioTime common shares, no par value (the “Shares”) pursuant to the Asset Contribution Agreement, a portion (but not less than 8,902,077 of which) may be issued to Asterias, and a portion of which may be issued to Geron Corporation (“Geron”) in lieu of paying up to $750,000 in cash on account of BioTime’s obligation under the Asset Contribution Agreement to reimburse Geron for certain expenses.

Under the Asset Contribution Agreement, Asterias has agreed to distribute the Warrants to the holders of its Series A common stock, on a pro rata basis.  The distribution of the Warrants by Asterias to holders of its Series A common stock as contemplated by the Asset Contribution Agreement (the “BioTime Warrants Distribution”), and the future sale, by Asterias and Geron, respectively, of any Shares issued to them pursuant to the Asset Contribution Agreement, are being registered under the Securities Act of 1933, as amended, pursuant to Registration Statement on Form S-3 File No. 333-187710 (the “Registration Statement”).

The Warrants entitle the holders thereof to purchase up to an aggregate of 8,000,000 BioTime common shares, no par value (“Warrant Shares”), at an exercise price of $5.00 per shares, subject to adjustment as provided in the Warrant Agreement setting forth the terms and conditions of the Warrants.  The terms and conditions of the Warrants are more fully described in the Registration Statement, and in the form of Warrant Agreement (including the form of Warrant attached thereto) filed as an exhibit to the Registration Statement.

In rendering our opinion, we have relied upon, among other things, our examination of such documents and records of BioTime as have been provided to us (including but not limited to the Asset Contribution Agreement, the Articles of Incorporation, as amended, and Bylaws, as amended, of BioTime, and the form of Warrant Agreement (including the form of Warrant attached thereto) as filed or incorporated by reference as exhibits to the Registration Statement), and such certificates of public officials, as we deemed necessary for purposes of the opinion expressed below.  In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the original of all documents submitted to us as copies.

Securities and Exchange Commission
August 21, 2013

Based upon the foregoing, and upon our consideration of such matters of law as we deemed relevant, we are of the opinion that:

(A)            When the Shares are issued to Asterias in exchange for the assets to be contributed by BioTime to Asterias, or to Asterias in lieu of cash in performance of other financial obligations of BioTime, in accordance with the terms and conditions of the Asset Contribution Agreement, and when such Shares are sold by Asterias as contemplated by the Registration Statement, such Shares will be legally and validly issued and outstanding, fully paid and nonassessable.

(B)            When the Warrants are issued to Asterias in exchange for the assets to be contributed by BioTime to Asterias in accordance with the terms and conditions of the Asset Contribution Agreement, and when such Warrants are distributed to holders of Asterias Series A common stock in the BioTime Warrants Distribution as contemplated by the Asset Contribution Agreement and the Registration Statement, the Warrants will be legal and binding obligations of BioTime enforceable in accordance with their terms.

(C)            When the Warrant Shares are issued and sold upon the exercise of the Warrants, in accordance with the terms and conditions of the Warrant Agreement, such Warrant Shares will be legally and validly issued and outstanding, fully paid and nonassessable.

(D)            When any Shares are issued to Geron in consideration of BioTime’s obligation to reimburse Geron for up to $750,000 of certain expenses as provided in the Asset Contribution Agreement, such Shares will be legally and validly issued and outstanding, fully paid and nonassessable.

The foregoing opinions are limited to the laws of the State of California and the Federal laws of the United States of America.

We assume no obligation to supplement, amend, or to otherwise update the opinions expressed above if any applicable laws change after the date of this opinion letter, or if we become aware of any facts that might change our opinions after the date of this opinion letter.

Securities and Exchange Commission
August 21, 2013

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and reference to our firm under the heading “Legal Matters” in the Prospectus included therein.

Very truly yours,

s/Thompson, Welch, Soroko & Gilbert LLP